The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated April 27, 2017

April , 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc. and the Common Stock of Coach, Inc. due November 2, 2018
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
•
The notes are designed for investors who seek a higher interest rate than the yield on a conventional debt security with the same maturity issued by us.  The notes will pay at least 7.00% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of at least 0.58333% per month.

•	The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its applicable Call Value.
•	The earliest date on which an automatic call may be initiated is August 28, 2017.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and be willing to forgo dividend payments, in exchange for Interest Payments.
•
The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•
The notes are expected to price on or about April 27, 2017 (“the Pricing Date”) and are expected to settle on or about May 4, 2017.  The Strike Value of each Reference Stock has been determined by reference to the closing price of one share of that Reference Stock on April 26, 2017 and not by reference to the closing price of one share of that Reference Stock on the Pricing Date.

•	CUSIP: 46646Q7J8
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $27.50 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $949.40 per $1,000 principal amount note.  The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $935.00 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement
Interest Payments:
If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to at least $5.8333 (equivalent to an Interest Rate of at least 7.00% per annum, payable at a rate of at least 0.58333% per month) (to be provided in the pricing supplement).
Interest Rate: At least 7.00% per annum, payable at a rate of at least 0.58333% per month (to be provided in the pricing supplement)
Call Value: With respect to each Reference Stock, the Call Value for each Review Date is an amount that represents a percentage of its Strike Value as set forth below:
•	first Review Date:	95% of its Strike Value
•	second Review Date:	95% of its Strike Value
•	third Review Date:	95% of its Strike Value
•	fourth Review Date:	95% of its Strike Value
•	fifth Review Date:	95% of its Strike Value
•	sixth Review Date:	95% of its Strike Value
•	seventh Review Date:	95% of its Strike Value
•	eighth Review Date:	90% of its Strike Value
•	ninth Review Date:	90% of its Strike Value
•	tenth Review Date:	90% of its Strike Value
•	eleventh Review Date:	90% of its Strike Value
•	twelfth Review Date:	90% of its Strike Value
•	thirteenth Review Date:	85% of its Strike Value
•	fourteenth Review Date:	85% of its Strike Value
•	final Review Date:	85% of its Strike Value
Trigger Value: With respect to each Reference Stock, 53.50% of its Strike Value, as specified under “ Key Terms Relating to the Reference Stocks” in this pricing supplement
Strike Date: April 26, 2017
Pricing Date: On or about April 27, 2017
Original Issue Date (Settlement Date): On or about May 4, 2017
Review Dates*: August 28, 2017, September 26, 2017, October 26, 2017, November 27, 2017, December 26, 2017, January 26, 2018, February 26, 2018, March 26, 2018, April 26, 2018, May 29, 2018, June 26, 2018, July 26, 2018, August 27, 2018, September 26, 2018 and October 26, 2018 (final Review Date)
Interest Payment Dates*: June 5, 2017, July 3, 2017, August 2, 2017, September 5, 2017, October 3, 2017, November 2, 2017, December 4, 2017, January 3, 2018, February 2, 2018, March 5, 2018, April 2, 2018, May 3, 2018, June 5, 2018, July 3, 2018, August 2, 2018, September 4, 2018, October 3, 2018 and the Maturity Date
Maturity Date*: November 2, 2018
Call Settlement Date*: If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date —  Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Automatic Call:
If the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its applicable Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment for the Interest Payment Date occurring on the applicable Call Settlement Date, payable on that Call Settlement Date.  No further payments will be made on the notes.
Payment at Maturity:
If the notes have not been automatically called and the Final Value of each Reference Stock is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the Maturity Date.
If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity Date, will be calculated as follows:
$1,000 + ($1,000 × Least Performing Stock Return)
If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, you will lose more than 46.50% of your principal amount at maturity and could lose all of your principal amount at maturity.
Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return
Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks
Stock Return: With respect to each Reference Stock,
(Final Value – Strike Value)
Strike Value
Strike Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, as specified under “ Key Terms Relating to the Reference Stocks” in this pricing supplement. The Strike Value of a Reference Stock is not the closing price of one share of that Reference Stock on the Pricing Date.
Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date
Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date.  The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Trigger Value
Common stock of Hilton Worldwide Holdings Inc., par value $0.01 per share	HLT	$60.60	$32.421
Common stock of Netflix, Inc., par value $0.001 per share	NFLX	$150.17	$80.34095
Common stock of Coach, Inc., par value $0.01 per share	COH	$39.42	$21.0897
How the Notes Work

Payments in Connection with Review Dates
Payment at Maturity If the Notes Have Not Been Automatically Called
Total Interest Payments
The table below illustrates the hypothetical total Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Interest Rate of 7.00% per annum, depending on how many Interest Payments are made prior to automatic call or maturity.  If the notes have not been automatically called, the hypothetical total Interest Payments per $1,000 principal amount note

PS-2 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

over the term of the notes will be equal to the maximum amount shown in the table below.  The actual Interest Rate will be provided in the pricing supplement and will be at least 7.00% per annum.
Number of Interest Payments	Total Interest Payments
18	$105.0000
17	$99.1667
16	$93.3333
15	$87.5000
14	$81.6667
13	$75.8333
12	$70.0000
11	$64.1667
10	$58.3333
9	$52.5000
8	$46.6667
7	$40.8333
6	$35.0000
5	$29.1667
4	$23.3333
Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates.  Each hypothetical payment set forth below assumes that the closing price of one share of the Reference Stocks that are not the Least Performing Reference Stock on each Review Date is greater than or equal to its applicable Call Value.
In addition, the hypothetical payments set forth below assume the following:
•	a Strike Value for the Least Performing Reference Stock of $100.00;
•	the Call Values are equal to the Call Values set forth under “Key Terms — Call Value” above;
•	a Trigger Value for the Least Performing Reference Stock of $53.50 (equal to 53.50% of its hypothetical Strike Value); and
•	an Interest Rate of 7.00% per annum (payable at a rate of 0.58333% per month).
The hypothetical Strike Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Reference Stock.  The actual Strike Value of each Reference Stock is the closing price of one share of that Reference Stock on the Strike Date and is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.  For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1 — Notes are automatically called on the first Review Date.
Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$105.00	Notes are automatically called
	Total Payment	$1,023.3333 (2.33333% return)
Because the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its applicable Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.8333 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date.  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,023.3333.  No further payments will be made on the notes.

PS-3 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

Example 2 — Notes are automatically called on the eighth Review Date.
Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$90.00	Notes NOT automatically called
Second through Seventh Review Dates	Less than applicable Call Value	Notes NOT automatically called
Eighth Review Date	$90.00	Notes are automatically called
	Total Payment	$1,064.1667 (6.41667% return)
Because the closing price of one share of each Reference Stock on the eighth Review Date is greater than or equal to its applicable Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.8333 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date.  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,064.1667.  No further payments will be made on the notes.
Example 3 — Notes are automatically called on the final Review Date.
Date	Final Value of the Least Performing Reference Stock
First Review Date	$90.00	Notes NOT automatically called
Second through Fourteenth Review Dates	Less than applicable Call Value	Notes NOT automatically called
Final Review Date	$90.00	Notes are automatically called
	Total Payment	$1,105.00 (10.50% return)
Because the closing price of one share of each Reference Stock on the final Review Date (i.e., its Final Value) is greater than or equal to its applicable Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.8333 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date (i.e., the Maturity Date).  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,105.00.
Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value.
Date	Final Value of the Least Performing Reference Stock
First Review Date	$90.00	Notes NOT automatically called
Second through Fourteenth Review Dates	Less than applicable Call Value	Notes NOT automatically called
Final Review Date	$80.00	Notes NOT automatically called; Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value
	Total Payment	$1,105.00 (10.50% return)
Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,005.8333 (or $1,000 plus the Interest Payment applicable to the Maturity Date).  When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,105.00.

PS-4 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

Example 5 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Trigger Value.
Date	Final Value of the Least Performing Reference Stock
First Review Date	$80.00	Notes NOT automatically called
Second through Fourteenth Review Dates	Less than applicable Call Value	Notes NOT automatically called
Final Review Date	$40.00	Notes NOT automatically called; Final Value of the Least Performing Reference Stock is less than its Trigger Value
	Total Payment	$505.00 (-49.50% return)
Because the notes have not been automatically called, the Final Value of the Least Performing Reference Stock is less than its Trigger Value and the Least Performing Reference Stock Return is -60.00%, the payment at maturity will be $405.8333 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 × (-60.00%)] + $5.8333 = $405.8333
When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $505.00.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Strike Value.  Accordingly, under these circumstances, you will lose more than 46.50% of your principal amount at maturity and could lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation in the value of any Reference Stock, which may be significant.  You will not participate in any appreciation in the value of any Reference Stock.

PS-5 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH REFERENCE STOCK —
Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock.  Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately four months and you will not receive any Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.  Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Reference Stock is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Least Performing Reference Stock.
•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —
We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement.  You should undertake your own investigation into each Reference Stock and its issuer.  We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —
The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock.  The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•
LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF HILTON WORLDWIDE HOLDINGS INC. — The common stock of Hilton Worldwide Holdings Inc. commenced trading on the New York Stock Exchange on December 12, 2013 and therefore has limited historical performance.  Accordingly, historical information for the common stock of Hilton Worldwide Holdings Inc. is available only since that date.  Past performance should not be considered indicative of future performance.

•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

PS-6 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Interest Rate.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors.  The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement.  Information provided to or filed with

PS-7 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.
Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 26, 2017
Common stock of Hilton Worldwide Holdings Inc., par value $0.01 per share	HLT	New York Stock Exchange	001-36243	$60.60
Common stock of Netflix, Inc., par value $0.001 per share	NFLX	The NASDAQ Stock Market	001-35727	$150.17
Common stock of Coach, Inc., par value $0.01 per share	COH	New York Stock Exchange	001-16153	$39.42
According to publicly available filings of the relevant Reference Stock issuer with the SEC:
•	Hilton Worldwide Holdings Inc. is a hospitality company with hotels, resorts and timeshare properties.
•	Netflix, Inc. is an internet television network that offers TV shows and movies, including original series, documentaries and feature films.
•	Coach. Inc. is a design house of modern luxury accessories and lifestyle brands.
Historical Information
The following graphs set forth the historical performance of Hilton Worldwide Holdings Inc. based on the weekly historical closing prices of one share of that Reference Stock from December 13, 2013 through April 21, 2017 and the historical performance of each of Netflix, Inc. and Coach, Inc. based on the weekly historical closing prices of one share of that Reference Stock from January 6, 2012 through April 21, 2017.  The common stock of Hilton Worldwide Holdings Inc. began trading on the New York Stock Exchange on December 12, 2013 and therefore has a limited trading history..  The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on any of the Review Dates.  There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

Historical Performance of Hilton Worldwide Holdings Inc.
Price ($)
70
60
50
40
30
20
10
0
Dec-13
Jun-14
Dec-14
Jun-15
Dec-15
Jun-16
Dec-16
Source: Bloomberg

PS-8 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

Historical Performance of Netflix, Inc.
Price ($)
160
140
120
100
80
60
40
20
0
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Source: Bloomberg

Historical Performance of Coach, Inc.
Price ($)
90
80
70
60
50
40
30
20
10
0
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a cash-settled Put Option written by you that is terminated if an automatic call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than the principal amount (excluding accrued but unpaid interest), requires you to pay us an amount equal to the principal amount multiplied by the absolute value of the Least Performing Stock Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement, and in particular in the subsection thereof entitled “— Notes with a Term of More than One Year.”  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph.  However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be

PS-9 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
We will determine the portion of each Interest Payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes.  If the notes had priced on April 26, 2017, we would have allocated approximately 22.57% of each Interest Payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an automatic call.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
Withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an automatic call or redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.
You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.
The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

PS-10 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fifth business day following the expected Pricing Date of the notes (this settlement cycle being referred to as T+5).  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the Pricing Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

PS-11 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 |  Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common
Stock of Hilton Worldwide Holdings Inc., the Common Stock of Netflix, Inc.
and the Common Stock of Coach, Inc.